--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                          dated as of December 23, 1997

                                      among

                              TEARDROP GOLF COMPANY
                             a Delaware corporation,

                            TEARDROP RAM GOLF COMPANY
                             a Delaware corporation,

                              RAM GOLF CORPORATION
                             a Delaware corporation,

                                RAM GOLF UK, LTD.
                                a UK corporation

                                       and

                               James R. Hansberger

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                                TABLE OF CONTENTS

ARTICLE I.  DEFINITIONS.................................................1

ARTICLE II. THE SALE OF THE ASSETS......................................8

      2.1.  Equipment...................................................8
      2.2.  Inventory...................................................8
      2.3.  Intellectual Property; Intangibles; Contract Rights.........8
      2.4.  Books and Records...........................................8
      2.5.  Prepaid Expenses............................................9
      2.6.  Permits, etc................................................9
      2.7.  All Property Not Elsewhere Described........................9

ARTICLE III.  CONSIDERATION FOR THE ASSETS..............................9

      3.1.  Purchase Price..............................................9
      3.2.  Payment of Purchase Price...................................9
      3.3.  Closing Date Audit..........................................10
      3.4.  Assumption of Liabilities and Obligations...................10
      3.5.  Employee Benefit Plans......................................11
      3.6.  No Other Liabilities........................................11
      3.7.  Non-Assignable Rights.......................................11
      3.8.  Excise and Property Taxes...................................12
      3.9.  Allocation of Purchase Price................................12

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES
             OF THE SELLING PARTIES.....................................12

      4.1.  Organization and Good Standing..............................12
      4.2.  Authority; No Conflict......................................13
      4.3.  Shareholders................................................14
      4.4.  Financial Statements........................................14
      4.5.  Title to Properties; Encumbrances...........................14
      4.6.  Condition and Sufficiency of Assets.........................14
      4.7.  Taxes.......................................................15
      4.8.  No Material Adverse Change..................................16
      4.9.  Intellectual Property.......................................16
      4.10. Accounts Payable............................................16
      4.11. Real Property...............................................16
      4.12. Customers...................................................16
      4.13. Employee Benefit Plans......................................16
      4.14. Insurance...................................................20


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      4.15. Compliance with Legal Requirements;
            Governmental Authorizations.................................21
      4.16. Legal Proceedings...........................................22
      4.17. Absence of Certain Changes and Events.......................23
      4.18. Contracts; No Default.......................................24
      4.19. Employees...................................................27
      4.20. Labor Relations; Compliance.................................27
      4.21. Certain Payments............................................27
      4.22. Disclosure..................................................28
      4.23. Relationships with Related Persons..........................28
      4.24. Brokers or Finders..........................................28

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER
            AND TEARDROP................................................28

      5.1.  Organization and Good Standing..............................28
      5.2.  Authority; No Conflict......................................29
      5.3.  Disclosure..................................................29
      5.4.  Legal Proceedings...........................................29
      5.5.  Brokers or Finders..........................................29

ARTICLE VI  THE CLOSING AND CLOSING CONDITIONS..........................29

      6.1.  Closing Date................................................29
      6.2.  Conditions to Each Party's Obligations
              Under this Agreement......................................30
      6.3.  Additional Conditions to Buyer's Obligations
              Under this Agreement......................................31
      6.4.  Additional Conditions to Selling Parties' Obligations
              Under this Agreement......................................32

ARTICLE VII  COVENANTS OF SELLING PARTIES...............................33

      7.1.  Access to Information and Records...........................33
      7.2.  Conduct of Business Pending Closing.........................33
      7.3.  Consents....................................................34
      7.4.  Schedules...................................................34
      7.5.  Obligations After the Closing...............................35


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ARTICLE VIII  COVENANTS OF BUYER AND PARENT CORPORATION.................36

      8.1.  Zebra Insert Putter.........................................36
      8.2.  Seller's Employees..........................................36
      8.3.  Cooperation in Collection of Seller's Accounts Receivable...36
      8.4.  Post Closing Rental.........................................36
      8.5.  Access to Records; Further Cooperation......................37

ARTICLE IX.  TERMINATION................................................37

      9.1.  Termination Events..........................................37
      9.2.  Effect of Termination.......................................37

ARTICLE X.  INDEMNIFICATION; REMEDIES...................................38

      10.1. Indemnification by Selling Parties..........................38
      10.2. Indemnification by Buyer....................................38
      10.3. Notice and Defense of Third-Party Claims....................39
      10.4. Survival of Representations and Warranties..................39

ARTICLE XI.  MISCELLANEOUS..............................................40

      11.1. Exhibits and Schedules......................................40
      11.2. Publicity...................................................40
      11.3. Notices.....................................................40
      11.4. Entire Agreement............................................41
      11.5. Waivers and Amendments......................................41
      11.6. Expenses....................................................41
      11.7. Governing Law...............................................41
      11.8. Assignment..................................................41
      11.9. Variations in Pronouns......................................42
      11.10.  Counterparts..............................................42

INDEX TO EXHIBITS

Exhibit A Escrow Agreements
Exhibit B Warrant
Exhibit C Non-Competition Agreements
Exhibit D Bill of Sale and Assumption of Liabilities
Exhibit E Registration Rights Agreement
Exhibit F License Agreement
Exhibit G Opinion of Counsel to Seller
Exhibit H Opinion of Counsel to Buyer and TearDrop


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                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of December 23, 1997, by and among TEARDROP RAM GOLF COMPANY, a Delaware corporation ("Buyer"), TEARDROP GOLF COMPANY, a Delaware corporation ("TearDrop"), RAM GOLF CORPORATION, a Delaware corporation ("Seller"), RAM GOLF UK, LTD., a UK corporation ("RAM UK") and JAMES
R. HANSBERGER, being the principal shareholder of Seller (the "Shareholder"). Seller, Shareholder and RAM UK are sometimes collectively referred to herein as the "Selling Parties".

                                    RECITALS:

     A. Seller and RAM UK own and operate a business which is engaged in manufacturing, distributing, promoting, marketing and selling golf clubs, golf equipment and other related products (the "Business").

     B. The Shareholder is the principal shareholder of Seller.

     C. RAM UK is a wholly owned subsidiary of Seller.

     D. Buyer desires to acquire the business of the Business as a going concern and the Selling Parties desire to cause the sale of the Business to Buyer, on the terms and conditions of this Agreement.

     NOW, THEREFORE, the parties intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

     "Affiliate" shall mean with respect to any Person, (i) each Person that controls, is controlled by or is under common control with any such Person or any Affiliate of such Person, (ii) each of such Person's officers, directors, joint ventures, members and partners and (iii) such Person's spouse, children, siblings and parents. For purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management of policies, whether through the ownership of voting interests, by contract or otherwise.

     "Agreement" shall mean this Asset Purchase Agreement, as amended or supplemented from time to time.


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     "Ancillary Agreements" shall mean, collectively, the Escrow Agreement, the
Employment Agreement, the Non-Competition Agreements, the Registration
Agreement and the License Agreement.

     "Assets" shall have the meaning assigned to that term in the introductory language of Article II of this Agreement.

     "Balance Sheets" shall have the meaning assigned to that term in Section
4.4 of this Agreement.

     "Business" shall mean the manufacturing, distribution, promotion, marketing and sale of golf clubs, golf equipment and other related products as conducted by Seller and RAM UK.

     "Buyer" shall have the meaning assigned to that term in the preamble to this Agreement.

     "Closing" shall mean the closing of the sale and purchase of the Assets and the other transactions contemplated by this Agreement.

     "Closing Date" shall mean the date upon which the Closing actually occurs.

     "Closing Date Balance Sheet" shall have the meaning assigned to that term in Section 3.3(a) of this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall mean the Common Stock, par value $.01, of the Parent Corporation.

     "Distributor" shall mean each Person with whom Seller or RAM UK has a written or oral agreement for the distribution of products of the Business.

     "Employee Benefit Plan" shall include all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements, including, without limitation, any pension plan as defined in Section 3(2) of ERISA and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any Subject Employee, to which Seller is a party or bound or makes or has made any contribution or by which Seller may have any liability to any Subject Employee (including any such plan formerly maintained by or in connection with which Seller may have any liability to any Subject Employee, and any such plan which is a multiemployer plan as defined in Section 3(37) (A) of ERISA).

     "Employment Agreement" shall mean the Employment Agreement with C. Ronald Schram, in substantially the form of Exhibit A hereto, as the same may be amended or supplemented from time to time.

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      "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" shall mean soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "Environmental Law" shall mean any Legal Requirement that requires action with respect to the Environment.

     "Equipment" shall have the meaning assigned to that term in Section 2.2 of this Agreement.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" shall have the meaning assigned to that term in the Escrow Agreement.

     "Escrow Agreement" shall mean the Escrow Agreement to be executed and delivered by Buyer, the Selling Parties and the Escrow Agent on the Closing Date, substantially in the form of Exhibit B hereto, as the same may be amended or supplemented from time to time.

     "Escrow Funds" shall have the meaning assigned to that term in Section 3.2(a) of this Agreement.

     "Excluded Assets" shall mean, collectively:

          (i) all cash, bank balances, money in possession of banks and other depositories, term or time deposits and similar cash items of, owned or held by or for the account of Seller and RAM UK;

          (ii) all shares of stock, notes, bonds, debentures or other securities of or issued by any Person and held by Seller for investment purposes;

          (iii) the corporate, financial, taxation and other records of Seller not pertaining to the Business or the Division and the originals or copies of all records and information appropriate for the preparation or audit of such information;

          (iv) prepaid taxes of the Seller.

          (v) all accounts receivable and other receivables of the Seller and RAM UK.


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          (vi) all Real Property.

          (vii) inventory, work in process, tooling, fixtures and equipment set forth on Schedule 2.1 and goodwill relating to putters using any insert technology.

          (viii) the following trademarks: Golden Pro; Laser; Pro Spin; Sportsman; and Wizard.

          (ix) personal articles and memorabilia of the Shareholder and vehicles owned by Seller.

          (x) the contract with Tom Watson, if not previously terminated.

     "GAAP" shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheets and the other financial statements referred to in Section 4.4(a) and (b) were prepared.

     "Governmental Authorization" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" shall mean any:

          (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Intellectual Property" shall have the meaning assigned to that term in
Section 2.3 of this Agreement.

     "Inventory" shall have the meaning assigned to that term in Section 2.2 of this Agreement.

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      "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

     "Market Value" shall mean $6.625 per share.

     "Net Assets" shall have the meaning assigned to that term in Section 3.3(c) of this Agreement.

     "Non-Assignable Rights" shall mean any Governmental Authorization or contractual right of Seller related to or in connection with the Business (i) which as a matter of law or by its terms is not assignable by Seller to Buyer or
(ii) which is not assignable by Seller to Buyer without the consent of a third Person, which consent has not been obtained prior to the Closing Date.

     "Non-Competition Agreements" shall mean, collectively, the Non-Competition Agreements to be executed and delivered by the Seller and the Shareholder on the Closing Date, in substantially the form of Exhibit C hereto, as the same may be amended or supplemented from time to time.

     "Order" shall have the meaning assigned to that term in Section 4.18(b) of this Agreement.

     "Organizational Documents" shall mean the articles or certificate of incorporation and the bylaws of a corporation and any amendment or restatement thereof.

     "Parent Corporation" shall mean TearDrop Golf Company, a corporation organized under the laws of Delaware, owning all of the outstanding capital stock of Buyer.

     "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     "Proceeding" shall have the meaning assigned to that term in Section 4.18(a) of this Agreement.

     "Purchase Price" shall have the meaning assigned to that term in Section
3.1 of this Agreement.

     "Seller" shall have the meaning assigned to that term in the preamble of this Agreement.

     "Selling Parties" shall have the meaning assigned to that term in the preamble of this Agreement.


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     "Shareholder" shall have the meaning assigned to that term in the preamble of this Agreement.

     "Subsidiary" shall mean, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

     "Tax" shall mean any tax (including any payroll tax, employment tax, income tax, franchise tax, gross receipt tax, license tax, capital gains tax, value-added tax, excise tax, sales or use tax, withholding tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related share or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Governmental Body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

                                   ARTICLE II

                             THE SALE OF THE ASSETS

     Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, at the Closing described in Article VI hereof, all the assets, property and business of the Business of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located (but excluding the Excluded Assets), all of which are sometimes collectively referred to in this Agreement as the "Assets," including, but not limited to, the following:

     2.1. EQUIPMENT. All the machinery, tools, appliances, furniture (including without limitation essential replacement parts), personal computers, trucks and other field vehicles and equipment and other tangible personal property of every kind and description other than tooling and other equipment specifically related to the assembly and manufacture of the insert putters (the "Equipment") which are owned or held by Seller and are utilized in connection with the Business, a current list of the material items of which is contained in Schedule 4.5;

     2.2. INVENTORY. All of the inventories of goods and products of every kind and nature, wherever situated, owned by Seller and relating to the Business including, without limitation, all raw materials, work-in-progress, finished goods, operating supplies and packaging materials excluding all putters using insert technology or raw materials, work in process or other materials relating to such putter (the "Inventory");

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     2.3. INTELLECTUAL PROPERTY; INTANGIBLES; CONTRACT RIGHTS. (i) Except as
provided under Excluded Assets, all trade names (including but not limited to "RAM" and "Zebra"), trademarks, service marks, copyrights, patents, patent rights, licenses, brand names, and trade secrets, a current list of which is contained in Schedule 4.9 and which is true and correct in all material respects, (ii) tort or insurance proceeds arising out of any damage or destruction of any of the Assets between the date of this Agreement and the Closing Date, (iii) the rights of Seller under any non-competition agreements relating to the Business, and (iv) all right, title and interest of Seller in the leases, contracts and agreements to be assumed by Buyer pursuant to Section 3.4, or designated by Buyer within 60 days of the Closing, used by Seller in the operation of the Business but excluding contracts and other liabilities not to be specifically assumed by Buyer pursuant to Section 3.6, and subject to the provisions of Section 3.7 concerning Non-Assignable Rights; (v) any equity or other ownership or profit-sharing interest of Selling Parties in any subsidiary or other golf-related venture and (vi) with the exception of the Excluded Assets, technical know-how, goodwill and other intangibles or proprietary information that are necessary and material to the Business; The "Intellectual Property" under this Agreeemnt shall constitute the property contained in subparagraph (i) above as well as the intangible property set forth in subparagraph (vi);

     2.4. BOOKS AND RECORDS. Except as provided under Excluded Assets, all papers, computerized databases and records in Seller's care, custody or control relating to any or all of the above described Assets and the operation thereof, including, but not limited to, all blueprints and specifications and testing records, personnel and labor relations records, sales records, marketing materials, accounting and financial records, maintenance and production records, and plans and designs of buildings, structures, fixtures and equipment;

     2.5. PREPAID EXPENSES. All prepaid expenses, including but not limited to prepaid advertising costs, employee wages, benefits and insurance that are allocable to the Business and transferable by Seller;

     2.6. PERMITS. ETC. All Governmental Authorizations issued by, and all registrations and filings with, any Governmental Body in connection with the Assets to be sold, whenever issued or filed, the material items of which are set forth in Schedule 4.15, but subject to the provisions of Section 3.7 concerning Non-Assignable Rights;

     2.7. ALL PROPERTY NOT ELSEWHERE DESCRIBED. All other property of Seller of every kind, character or description owned, used or held for use (whether or not exclusively) in connection with the Business, wherever located and whether or not similar to the things set forth elsewhere in this Article II.

                                   ARTICLE III

                          CONSIDERATION FOR THE ASSETS

     3.1. PURCHASE PRICE. The purchase price payable for the Assets and the Ancillary Agreements (the "Purchase Price"), shall be paid as set forth in
Section 3.2 below, subject to

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increase or reduction upon the completion of the audit of the Closing Date
Balance Sheet provided for in Section 3.3 below.

     3.2. PAYMENT OF PURCHASE PRICE.

     (a) The Purchase Price shall be paid as follows:

          (i) by wire transfer of immediately available funds in the amount of $2,668,009, intended to equal the value of the Inventory after giving effect to reserves on the Closing Date;

          (ii) 83,007 shares of Common Stock (the "Inventory Escrow Shares") to the Escrow Agent for disposition in accordance with the Inventory Escrow Agreement and Section 3.3(b); and

          (iii) 100,000 shares of Common Stock (the "Delivery Escrow Shares") to the Escrow Agent for disposition in accordance with the Delivery Escrow Agreement and Section 7.5(b).

          (iv) 4,350 shares of common stock to the Seller.

          (v) the grant of a warrant to purchase 50,000 shares of Common Stock at the Market Price as of the Closing Date in the form attached as Exhibit D.

     (b) If, in accordance with Section 3.3(b) below, Seller is entitled to an increase in the Purchase Price, the increased amount shall be paid by Buyer to Seller, by the issuance of an additional number of shares of Common Stock having a Market Value equal to the amount of the increase to which Seller is entitled following the completion.

     3.3. CLOSING DATE AUDIT.

     (a) Seller shall cause the preparation of a balance sheet (the "Closing Date Balance Sheet"), as at the Closing Date, in accordance with GAAP and consistent with the procedures and principles followed in the preparation of the Balance Sheets. The Closing Date Balance Sheet shall be subject to audit by Wolf & Co. Seller shall bear up to $15,000 of the cost and expense of such audit and shall cause same to be conducted as soon as practicable following the availability of the Closing Date Balance Sheet but in no event later than 60 days from the Closing Date. Any cost of such audit in excess of $15,000 shall be split evenly between the Buyer and the Seller. Buyer may retain an accounting firm to review the audit completed by Wolf & Co., at its own expense, and may submit to the Seller not later than 30 days from the receipt of the report from the Seller, a list of any figures appearing on the report with which the Buyer disagrees. If the parties cannot agree within 10 days thereafter, any items of dispute shall thereafter be submitted to a nationally recognized firm of certified public accountants mutually acceptable to Seller and Buyer, the expenses of which shall be shared equally by Seller and

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Buyer. The determination of such firm shall be conclusive and binding upon all parties. Seller shall cooperate fully with the Buyer and any accounting firms retained to review the report in their review of the financial and other data of the Seller.

     (b) If, following the audit referred to in Section 3.3(a), the inventory is equal to or greater than $2,727,452, the Escrow Agent shall release the Escrow Property, in full, to Seller. If the inventory is less than $2,727,452, the Escrow Agent shall pay to Buyer from the Escrow Shares, valued at $6.625 per share, the shortage amount, and pay the balance of the Escrow Shares, if any, to Seller; provided that Seller, at its option, may deliver cash in lieu of shares as to part or all of the shortfall. If the inventory is greater than $2,727,452, the Company shall issue to Seller additional shares having a value equal to the difference between the value of the Inventory and $2,727,452, such shares to be valued at $6.625 per share.

     3.4. ASSUMPTION OF LIABILITIES AND OBLIGATIONS. At the Closing, as further consideration for the sale and transfer of the Assets, Buyer shall assume and agree to pay, perform, fulfill and discharge only the following specified liabilities and obligations of the Seller in connection with the Business, and no others: (i) the accounts payable of the Business set forth in Schedule 3.4(a), and those arising after the date of this Agreement and prior to the Closing Date in the ordinary course of business; (ii) the other liabilities of the Business identified in Schedule 3.4(a), and such other liabilities consented to in writing by Buyer which may be incurred prior to the Closing Date; and
(iii) the obligations of the Seller under the contracts and agreements described in Schedule 3.4(b), to the extent such obligations accrue after the Closing Date, and under the other contracts and agreements relating to the Business arising after the date of this Agreement and prior to the Closing Date in the ordinary course of business; provided, however, that Buyer shall not assume any liability for any debt for money borrowed or any capital leases or any debt, liability or obligation not specifically described or identified in Schedule 3.4.

     3.5. EMPLOYEE BENEFIT PLANS. Buyer is not assuming any obligations of Seller relating to any Employee Benefit Plan, except those which are listed in
Schedule 3.4; provided, however, that Buyer assumes no obligations with respect to any complete or partial withdrawal liability, if any, resulting from the transactions contemplated by this Agreement or attributable to any periods prior to the Closing Date.

     3.6. NO OTHER LIABILITIES. It is expressly agreed and understood that, except as provided in Sections 3.4 and 3.5 above, Buyer is not assuming any liability or obligation of Seller, or the Business of any kind or nature, whether known or unknown as of the Closing Date, whether fixed or contingent, including but not limited to any debt for money borrowed or any capital leases however arising, any claims or liabilities arising under any Environmental Law, any claims or liabilities against the Seller for infringement of the intellectual property of another including but not limited to patents and trademarks and the transfer of the Assets pursuant to this Agreement shall be free and clear of all other liabilities, Encumbrances or other obligations of Seller, or the Business. Selling Parties agree to indemnify and hold Buyer harmless against the debts, claims, liabilities and obligations of the Business not expressly assumed by Buyer hereunder, and to pay any and all attorneys' fees and legal costs incurred by Buyer, its successors and assigns in connection therewith.

     3.7. NON-ASSIGNABLE RIGHTS. Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to Buyer, any Non-Assignable Right. In connection with such Non-Assignable Rights:

          (i) the Selling Parties shall apply for and use their best efforts, both prior to and following the Closing Date, in order to obtain for Buyer the required consent of any third Person in a form reasonably satisfactory to Buyer to allow for the transfer thereof;

          (ii) the Selling Parties and Buyer shall cooperate in making reasonable and lawful arrangements acceptable to Buyer designed to provide to Buyer the benefits of any Non-Assignable Right;

          (iii) the Selling Parties and Buyer shall cooperate in enforcing any rights of Seller arising from such Non-Assignable Rights against the issuer thereof or the Person or Persons thereto;

          (iv) the Selling Parties and Buyer shall take all such actions and do, or cause to be done, all such things as shall be reasonably be necessary and proper in order that the value of any Non-Assignable Rights shall be preserved and shall inure to the benefit of Buyer; and

          (v) the Selling Parties shall pay over to Buyer all monies collected by or paid to Seller in respect of such Non-Assignable Rights.

If the Selling Parties are unable to provide lawfully the benefit of any Governmental Authorization to Buyer, they shall not, at any time, use such Governmental Authorization for their own purposes or assign or provide the benefit of such Governmental Authorization to any other party.

     3.8. EXCISE AND PROPERTY TAXES. Selling Parties shall pay all sales, use and transfer taxes, if any, arising out of the transfer of the Assets, and all or any state, local or federal income taxes arising from the transfer of the Assets or related to any period before the Closing Date. Buyer shall not be responsible for any business, occupation, withholding or similar tax, or for any taxes of any kind related to any period before the Closing Date not set forth in
Schedule 3.4.

     3.9. ALLOCATION OF PURCHASE PRICE. The parties agree that the Purchase Price shall be allocated in accordance with the priorities and in the relative amounts as set forth on Schedule 3.9 and that such allocation will be used by the parties in reporting the transaction contemplated by this Agreement for federal and state tax purposes. Seller and Buyer shall determine and agree upon the dollar values of the amounts to be allocated among the categories included in Schedule 3.9 within 60 days of the Closing Date. Seller and Buyer shall file IRS Form 8594 for their 1997 taxable years in such form as shall be agreed upon by the parties within 60 days of the Closing Date.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                               THE SELLING PARTIES

     The Selling Parties, jointly and severally, represent and warrant to Buyer as follows:

     4.1. ORGANIZATION AND GOOD STANDING

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

     (b) Seller has no Subsidiaries that conduct any activities related directly or indirectly to the Business other than "Ram Golf UK, Ltd". Each representation and warranty contained in this Article IV shall be true, correct and applicable to RAM UK as they are to Seller and shall be made hereby as if made by RAM UK as if it they were the Seller.

     (c) Seller has delivered to Buyer copies of its Organizational Documents, as currently in effect.

     4.2. AUTHORITY; NO CONFLICT

     (a) This Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of each of the Selling Parties, enforceable against each of them in accordance with their respective terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. Each of the Selling Parties has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements and to perform its, his or her respective obligations hereunder or thereunder.

     (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation or performance of the transactions contemplated hereby or thereby will, directly or indirectly:

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller or RAM UK, or (B) any resolution adopted by the board of directors or the shareholders of Seller or RAM UK;

          (ii) give any Governmental Body or other Person the right to challenge the transactions contemplated hereby;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by Seller or RAM UK or that otherwise relates to the Business, or any of the assets owned or used by Seller or RAM UK;

          (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax;

          (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any of the contracts or agreements described in Schedule 4.18; or

          (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Seller or RAM UK in connection with the Business.

     (c) Except as set forth in Schedule 4.2, Seller is not required to give any notice to or obtain any approval or consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.3. SHAREHOLDERS. The Shareholder is and will be on the Closing Date the record and beneficial owners of the number of the issued and outstanding shares of capital stock of Seller, as the manner set forth in Schedule 4.3. Schedule
4.3 also sets forth a list of all other shareholders of the Seller and the number of shares owned by each. The Shareholder has the sole voting power with respect to the shares of common stock so owned by him. Except as set forth on
Schedule 4.3, none of the shares of stock of Seller is held in escrow by, or for the benefit of or is in the possession of, any other person. Seller is the sole shareholder of RAM UK and has the sole voting power with respect to the securities of RAM UK. No other securities of RAM UK are outstanding or held in escrow by, or for the benefit of or is in the possession of any other person.

     4.4. FINANCIAL STATEMENTS. Seller has delivered to Buyer the following financial statements, including in each case, as applicable, the notes thereto:

          (a) the balance sheet of Seller as at each of December 31, 1996 and 1995, audited by Wolf & Co., certified public accountants and the related audited statements of operations, shareholders' equity and cash flows for the fiscal year then ended (the balance sheet contained in the December 31, 1996 financial statements is hereinafter referred to as the "Year End Balance Sheet"); and

          (b) the unaudited balance sheet of Seller as at September 30, 1997 (the "Interim Balance Sheet"; together with the Year End Balance Sheet, the "Balance Sheets"), the related unaudited statement of operations for Seller, and statement of shareholders' equity and cash flows for Seller for the period then ended.

Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of Seller and RAM UK as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; provided, however, the unaudited statements do not include appropriate footnotes for GAAP presentation and are subject to normal year-end adjustments.

     4.5. TITLE TO PROPERTIES; ENCUMBRANCES. Schedule 4.5 contains a complete and accurate list of the material items of Equipment owned by Seller and RAM UK and used in connection with the Business and a description and amounts of Inventory owned by Seller and RAM UK and used in connection with the Business as of September 30, 1997. Each of Seller and RAM UK owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Interim Balance Sheet. All material properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances, except as disclosed in Schedule 4.5. Except as set forth in Schedule 4.5, neither any officer, director or employee of Seller or the Shareholder, nor any spouse, child or other relative of any of these persons, owns, or has any interest in, directly or indirectly, any of the personal property owned by or leased to Seller or RAM UK or any copyrights, patents, trademarks, trade names or trade secrets licensed by Seller or RAM UK. Except as disclosed in Schedule 4.5, all of the Assets are located in Melrose Park, Illinois.

     4.6. CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in Schedule 4.6, the Equipment used in connection with the Business is, in all material respects, structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All Inventory is carried on the books and records of Seller and RAM UK at the lower of cost, using the first in first out method, or market value. All Inventory of finished products is merchantable and salable in the ordinary course of business.

     4.7. TAXES. Each of Seller and RAM UK has filed or caused to be filed all federal, state and local tax returns and reports that are or were required to be filed by or with respect to Seller and RAM UK, pursuant to applicable law. All such returns were correct and complete in all respects. Seller has delivered to Buyer copies of, and Schedule 4.7 contains a complete and accurate list of, all such tax returns relating to income, franchise taxes, sales taxes and payroll taxes filed since September 30, 1997. Each of Seller and RAM UK has paid, or has provided for the payment of, all Taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Seller and RAM UK, except such Taxes, if any, as are listed in Schedule 4.7 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheets. Except as set forth in Schedule 4.7, no audit of any tax return of Seller or RAM UK is in progress or, to the knowledge of Seller, threatened; no director, officer or employee of Seller responsible for Tax matters expects any Governmental Body to assess any additional Taxes for any period for which tax returns have been filed; and no waiver or agreement by Seller or RAM UK is in force for the extension of time for the assessment or payment of any Tax. To Seller's knowledge, no claim has ever been made by any Governmental Body in a jurisdiction where Seller or RAM UK does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Seller or RAM UK that arose in connection with any failure (or alleged failure) to pay any tax.

     Each of Seller and RAM UK has withheld and paid or collected and remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, supplier, vendor, creditor, stockholder or other third party. There is no dispute or claim concerning any Tax liability of Seller or RAM UK (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller or RAM UK or the directors and officers of Seller or RAM UK has knowledge. Each of Seller and RAM UK has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     4.8. NO MATERIAL ADVERSE CHANGE. Since the date of the Year End Balance Sheets, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of Seller or RAM UK, and no event has occurred or circumstance exists that may result in such a material adverse change.

     4.9. INTELLECTUAL PROPERTY. Each of Seller and RAM UK owns or is licensed to use, in each case free and clear of any Encumbrance, all Intellectual Property rights that are necessary and material to the Business as currently conducted other than any Encumbrance that would not have a material adverse effect upon the Buyer or the Assets. Schedule 4.9 lists all patents, trademarks, trade names, service marks, copyrights and applications included in the Intellectual Property. Except as set forth in Schedule 4.9, Seller has no knowledge and received no notice of any claims by any Person (i) to the effect that the manufacture, sale or use of any product or process as now used or offered by Seller infringes on any patents, (ii) against the use by Seller or RAM UK of any trademarks, trade names, technology, know-how or process necessary and material for the operation of the Business as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the Intellectual Property of Seller.

     4.10. ACCOUNTS PAYABLE. Except as set forth in the schedule of accounts payable which is contained in Schedule 3.4, there are no accounts payable of Seller or RAM UK relating to the Business in excess of $25,000 which have been past due and payable in accordance with their terms for more than 60 days.

     4.11. REAL PROPERTY. Except as set forth on Schedule 4.11, all the buildings, fixtures and improvements used by Seller or RAM UK in connection with the Business are located on the Real Property.

     4.12. CUSTOMERS. The relationships of Seller and RAM UK with the suppliers and customers in connection with the Business are reasonably good commercial or other working relationships and, except as set forth in Schedule 4.12, no customers who accounted for more than $25,000 individually of the Business' sales of products during the nine month period ended September 30, 1997 has canceled or otherwise terminated, or threatened in writing or otherwise to cancel or otherwise terminate, its relationship with the Seller or RAM UK or materially alter the amount of business that they are presently doing with Seller or RAM UK relating to the Business.

     4.13. EMPLOYEE BENEFIT PLANS.

     (a) Schedule 4.13 sets forth a true and complete list of all written and oral Employee Benefit Plans and other programs, commitments or funding arrangements maintained by Seller and RAM UK to which Seller or RAM UK is a party, or under which Seller or RAM UK has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover or benefit, any Subject Employees or their beneficiaries.

     (b) Except for the Employee Benefit Plans identified in Schedule 4.13, there is no "employee pension benefit plan", "employee welfare benefit plan" or "employee benefit plan" within the meaning of Sections 3(1), 3(2) and 3(3) of the ERISA. No Employee Benefit Plan to which Seller or any ERISA Affiliate (as hereinafter defined) has maintained or contributed to is subject to Title IV of ERISA or Section 412 of the Code. For purposes of this Section 4.13, the term "ERISA Affiliate" shall mean a trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Sections 414(b) and 414(c) of the Code or the regulations promulgated thereunder.

     4.14. INSURANCE. Schedule 4.14 lists all material policies or binders of fire, liability (including product liability), worker's compensation, vehicular, casualty, held by or on behalf of Seller and RAM UK (specifying the insurer, the policy number or covering note number with respect to binders, the amount of coverage thereunder and describing each pending claim thereunder other than routine claims for coverage under a group medical plan insurance policy). Such policies and binders are in full force and effect. Seller has at all times maintained and now maintains (i) insurance on all the Assets of a type customarily covered, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. Each of Seller and RAM UK has not failed to give any material notice or present any material claim under any such policy or binder in a due and timely fashion. Except for claims set forth in Schedule 4.14 and routine medical claims, there are no outstanding unpaid claims under any such policy or binder. Each of Seller and RAM UK has not received a notice of cancellation or non-renewal of any such policy or binder and, there is no material inaccuracy in any application for any such policy or binder, failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance.
Schedule 4.16 contains a brief description of the general liability loss history under the policies of insurance therein listed.

     4.15. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

     (a) Except as set forth in Schedule 4.15:

          (i) Seller is, and at all times has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets to be sold; including but not limited to ERISA and laws relating to occupational safety and health;

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller or RAM UK of, or a failure on the part of Seller or RAM UK to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller or RAM UK to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

          (iii) Neither Seller nor RAM UK has received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Schedule 4.15 contains a complete and accurate list of each Governmental Authorization that is held by Seller and RAM UK and that relates to the Assets to be sold. Each Governmental Authorization listed or required to be listed in Schedule 4.15 is valid and in full force and effect. Except as set forth in Schedule 4.15:

          (i) Each of Seller and RAM UK is, and at all times has been, in full compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.15;

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 4.15, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authority listed or required to be listed in Schedule 4.15;

          (iii) Neither Seller nor RAM UK has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

          (iv) all material applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.15 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to each Governmental Authorization have been duly made on a timely basis with the appropriate Governmental Bodies.

     (c) The Governmental Authorizations listed in Schedule 4.15 collectively constitute all of the Governmental Authorizations necessary to permit each of Seller and RAM UK to lawfully conduct and operate the Business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

     4.16. LEGAL PROCEEDINGS.

            (a) Except as set forth in Schedule 4.16, there is no pending litigation or judicial, administration or arbitration proceeding or investigation (each a "Proceeding"):

          (i) that has been commenced by or against Seller or RAM UK that otherwise relates to or may affect the business of, or any of the Assets to be sold; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated by this Agreement.

     To the knowledge of the Selling Parties, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Each of Seller and RAM UK has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
Schedule 4.16. The Proceedings listed in Schedule 4.16, if decided adversely to Seller, would not have a material adverse effect on the Business or the operations, assets, condition or prospects of the Business.

     (b) Except as set forth in Schedule 4.16:

          (i) there is no decision, injunction, judgment, order, or ruling by any Court, administrative agency, other Governmental Body or by any arbitrator (each, an "Order") to which Seller or RAM UK, or any of the assets owned or used by Seller or RAM UK, is subject;

          (ii) none of Selling Parties is subject to any Order that relates to the business of, or any of the assets owned or used by, Seller or RAM UK; and

          (iii) no officer, director, agent or employee of Seller or RAM UK is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

     (c) Except as set forth in Schedule 4.16:

          (i) Each of Seller and RAM UK is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, has been subject;

          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or RAM UK, or any of the assets owned or used by Seller or RAM UK, is subject; and

          (iii) Neither Seller nor RAM UK has received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller or RAM UK, is or has been subject.

     (d) Except as set forth in Schedule 4.16, neither Seller nor RAM UK is presently engaged in any legal action to recover monies due to it or damages sustained by it.

     4.17. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Schedule 4.17, since September 30, 1997, each of Seller and RAM UK has conducted its business only in the ordinary course of business and there has not been any:

     (a) amendment to the Organizational Documents of the Seller or RAM UK;

     (b) payment or increase by the Seller or RAM UK of any bonuses, salaries or other compensation to any stockholder, director, officer or (except in the ordinary course of business) employee, or entry into any employment, severance or similar contract with any director, officer or employee, relating to the Business;

     (c) adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any employees of Seller or RAM UK;

     (d) damage to or destruction or loss of any asset or property of Seller, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of Seller and RAM UK, taken as a whole:

     (e) entry into, termination of, or receipt of notice of termination of, except in the ordinary course of business, (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or
(ii) any contract or transaction involving a total remaining commitment by or to the Seller or RAM UK in connection with the Business of at least $50,000, other than any such act that would not have a material adverse effect upon the Buyer;

     (f) sale (other than sales of inventory in the ordinary course of business), lease or other disposition of any material asset or property of Seller or RAM UK or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of Seller;

     (g) cancellation or waiver of any claims or rights with a value to the Seller or RAM UK in connection with the Business in excess of $50,000;

     (h) material change in the accounting methods or practices used by Seller (including, without limitation, any change in depreciation or amortization policies or rates);

     (i) loan by Seller or RAM UK to any Person of any amount, or guaranty by Seller or RAM UK of any loan;

     (j) capital expenditure by the Seller or RAM UK in connection with the Business exceeding $50,000;

     (k) labor trouble or other event or condition of any character adversely affecting the financial condition, business, assets or prospects of the Business; or

     (l) agreement, whether oral or written, by Seller or RAM UK to do any of the foregoing.

     4.18. CONTRACTS; NO DEFAULTS.

     (a) Schedule 4.18(a) contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies (if in writing), of:

          (i) each contract to which Seller or RAM UK is party involving the Business directly or indirectly that involves performance of services or delivery of goods or materials by Seller or RAM UK of an amount or value in excess of $25,000 including, without limitation, each contract with a Distributor;

          (ii) each contract to which Seller or RAM UK is party that involves performance of services or delivery of goods or materials to Seller or RAM UK in connection with the Business in an amount or value in excess of $25,000;

          (iii) each contract to which Seller or RAM UK is party involving the Business directly or indirectly that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller or RAM UK in excess of $25,000;

          (iv) each licensing agreement or other contract to which Seller or RAM UK is party with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of Intellectual Property rights;

          (v) each collective bargaining agreement and other contract to which Seller or RAM UK is party with any labor union or other employee representative of a group of employees;

          (vi) each joint venture, partnership and other contract (however named) to which Seller is party involving a sharing of profits, losses, costs or liabilities by Seller or RAM UK with any other Person;

          (vii) each contract to which Seller or RAM UK is party containing covenants that in any way purport to restrict the business activity of Seller, RAM UK or any Affiliate of Seller or limit the freedom of Seller, RAM UK or any Affiliate of Seller to engage in any line of business or to compete with any Person;

          (viii) each contract to which Seller or RAM UK is party providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

          (ix) each power of attorney to which Seller or RAM UK is party that is currently effective and outstanding;

          (x) each contract to which Seller or RAM UK is party for capital expenditures in excess of $10,000 relating to the Business; and

          (xi) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller or RAM UK involving the Business directly or indirectly other than in the ordinary course of business.

     (b) Except as set forth in Schedule 4.18(b), each contract identified or required to be identified in Schedule 4.18(a) is in full force and effect and is valid and enforceable in accordance with its terms.

     (c) Except as set forth in Schedule 4.18(c), no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give Seller or RAM UK or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any contract identified in Schedule 4.18(a). Neither Seller nor RAM UK has received notice that any party to any of the agreements listed in Schedule 4.18(a) intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements.

     (d) Except as set forth in Schedule 4.18(d), no Distributor or customer of Seller or RAM UK is entitled to or customarily receives discounts, allowances, volume rebates or similar reductions in price or trade terms relating to the Business.

     (e) Schedule 4.18(e) sets forth a description of all marketing and pricing policies, including promotions and trade allowances relating to the Business, which are presently in effect or which have been in effect at any time during the period 1995 to the present.

     4.19. EMPLOYEES.

     (a) Schedule 4.19 contains a complete and accurate list of the following information for each employee of the Seller and RAM UK: employee; name; job title; job classification; current compensation paid or payable and any change in compensation since September 30 1997; vacation and sick leave accrued; and service credited for purposes of vesting and eligibility to participate under any of the Employee Benefit Plans or Seller or RAM UK. No other Person, except accountants, attorneys and consultants, regularly performs compensable services for the Seller or RAM UK or relating to the Business.

     (b) Schedule 4.19(b) lists all employment contracts with employees of the Seller and RAM UK or by which Seller or RAM UK is bound. All of these contracts are in full force and effect, and neither Seller, RAM UK nor any other party is in default under them. There have been no claims of defaults and, to the knowledge of Selling Parties, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts.

     (c) No employee or director of Seller or RAM UK is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person that in any way adversely effects or will affect
(i) the performance of his duties as an employee of Seller or RAM UK, or (ii) the ability of Seller to conduct its business.

     4.20. LABOR RELATIONS; COMPLIANCE. Schedule 4.20 sets forth all collective bargaining or other labor contracts to which Seller or RAM UK is a party or by which Seller or RAM UK is bound. Except as set forth on Schedule 4.20, since December 31, 1995, there has not been, there is not presently pending or existing, and to the knowledge of the Selling Parties there is not threatened,
(a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any proceeding against or affecting Seller or RAM UK relating to the alleged violation of any requirement of law pertaining to labor relations or employment matters, including any charge or complaint filed by any employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organization activity, or other labor or employment dispute against or affecting Seller, RAM UK or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller or RAM UK, and no such action is contemplated by Seller or RAM UK. Seller has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither Seller nor RAM UK is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any for the foregoing Legal Requirements.

     4.21. CERTAIN PAYMENTS. To the best of the knowledge of Selling Parties, neither Seller, RAM UK nor any director, officer, agent or employee of Seller, nor any other Person associated with or acting for or on behalf of Seller or RAM UK, has directly or indirectly, the effect of which would have a material adverse effect on the Business, (a) made any contribution, gift, bribe, rebate, payoff, influence, payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, RAM UK or any Affiliate of Seller or RAM UK, or (iv) in violation of any Legal Requirement; or
(b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

     4.22 DISCLOSURE. No representation or warranty of Selling Parties made in this Agreement or in any letter, certificate or memorandum furnished or to be furnished by Selling Parties or on their behalf, and no statement in the Schedules, contains or will contain any untrue statement of a material fact or omits to state a material fact concerning the Seller specifically necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Selling Parties which materially adversely affects, or in the future may (so far as Selling Parties can now reasonably foresee) materially adversely affect, the condition, Assets, liabilities, business, operations or prospects of Seller or the Business that has not been set forth herein or heretofore communicated to Buyer.

      4.23. RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in Schedule 4.23, no Affiliate of the Selling Parties has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of Seller or RAM UK. No Affiliate of the Selling Parties is, owns (of record or as a beneficial owner) an equity interest or any other financial or other profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Seller or RAM UK (other than business dealings or transactions conducted in the ordinary course of business with Seller or RAM UK at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engaged in competition with Seller or RAM UK with respect to any line of the products or services of Seller or RAM UK (a "Competing Business") in any market presently served by such Seller or RAM UK except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 4.23, no Affiliate of the Selling Parties is a party to any contract with, or has any claim or right against Seller or RAM UK.

     4.24. BROKERS OR FINDERS. Neither Selling Party nor their respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents; commissions or other similar payment in connection with this Agreement other than Duff & Phelps, Inc. for which the Selling Parties will be solely responsible.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF BUYER AND TEARDROP

     Buyer and TearDrop represent and warrant to Selling Parties as follows:

     5.1. ORGANIZATION AND GOOD STANDING. Each of Buyer and TearDrop is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power an authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

     5.2. AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid and binding obligation of each of Buyer and TearDrop and is enforceable against each of Buyer and TearDrop in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

     (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly:

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer or TearDrop, (B) any resolution adopted by the board of directors or the stockholders of Buyer or (c) any other agreement or commitment applicable to it; or

          (ii) give any Governmental Body or other Person the right to challenge the transactions contemplated by this Agreement.

     5.3. DISCLOSURE. No representation or warranty of Buyer or TearDrop made in this Agreement or in any letter, certificate or memorandum furnished or to be furnished by Buyer or TearDrop or on its behalf, contains or will contain any untrue statement or omits to state a material fact necessary to make the statements herein, or therein, in light of the circumstances in which they were made, not misleading. TearDrop has made all filings required by the Securities and Exchange Commission under the Securities Exchange Act of 1934 on a timely basis.

     5.4. LEGAL PROCEEDINGS. There is no Proceeding that has been commenced by or against Buyer or that otherwise relates to or may affect the business of Buyer or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

     5.5. BROKERS OR FINDERS. Neither Buyer nor any Affiliate of Buyer has incurred an obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Agreement.

                                   ARTICLE VI

                                 THE CLOSING AND
                               CLOSING CONDITIONS

     6.1. CLOSING DATE. The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, Chicago, Illinois at 10:00 a.m. local time prior to December 31, 1997, at such place and time as the parties may agree (the "Closing Date").

     6.2. CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement to close the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a) Non-Competition Agreements. Buyer and each of Seller and Shareholder shall have executed and delivered the Non-Competition Agreements.

          (b) Employment Agreement. Parent Corporation and C. Ronald Schram shall have executed and delivered the Employment Agreement.

          (c) Escrow Agreements. Buyer, the Selling Parties and the Escrow Agent shall have executed and delivered the Escrow Agreements.

          (d) Transfer and Assumption Document. Seller and Buyer shall have executed and delivered a Bill of Sale and Assumption of Obligations and Assignments of intellectual property substantially in the form of Exhibit D hereto.

          (e) Suits and Proceedings. Neither Buyer nor any Selling Party shall be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from closing the transactions contemplated by this Agreement.

          (f) Absence of Litigation. No Proceeding pertaining to the transactions contemplated by this Agreement or its consummation shall have been instituted or threatened on or before the Closing Date.

          (g) Condition of Assets. The Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

          (h) Registration Rights. The parties shall have entered into a Registration Agreement in the form attached hereto as Exhibit E.

     6.3. ADDITIONAL CONDITIONS TO BUYER'S OBLIGATIONS UNDER THIS AGREEMENT. In addition to the conditions set forth in Section 6.2 above, the obligation of Buyer to close the transactions provided for under this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a) Third-Party Consents. Seller shall have furnished to Buyer all material consents of third parties referred to in Schedule 4.2.

          (b) Governmental Permits and Approvals. Any and all material permits, licenses and approvals from any Governmental Body required for the lawful transfer of all of Seller's Governmental Authorizations to Buyer shall have been obtained.

          (c) Opinion of Counsel. Buyer shall have received the favorable opinion of Jones, Day, Reaves & Pogue, counsel to the Selling Parties, in the form attached hereto as Exhibit G.

          (d) Representations and Covenants. The representations and warranties of the Selling Parties contained in this Agreement shall be true and complete in all material respects, except for changes in the ordinary course of business and as contemplated by this Agreement, on and as of the Closing Date with the same force and effect as though made on and as of such date. The Selling Parties shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to such date, and the Selling Parties shall have delivered to Buyer a certificate dated such date to the foregoing effect.

          (e) Release of Encumbrances. Seller or Seller's bank shall deliver to Buyer UCC-3 termination statements and evidence of the release of each other Encumbrance on the Assets identified in Schedule 4.5, if any, so that good and marketable title to the Assets is conveyed to Buyer, free and clear of all Encumbrances.

          (f) Certifications. Seller shall deliver to Buyer a certificate, dated the Closing Date, signed by Seller's president, certifying, in such detail as Buyer and its counsel may reasonably request, that all representations and warranties of Selling Parties made in Article IV are true and correct as of the Closing Date and that the conditions specified in Section 6.2(d) have been fulfilled.

          (g) Corporate Approval. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations hereunder, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions of directors and shareholders pertaining to that authorization, certified by the Secretary of Seller.

          (h) Good Standing Certificates. Buyer shall have received certificates of good standing, dated as close as practicable to the Closing Date, from the Secretary of State of the State of Delaware.

          (i) Tax Clearances; Bulk Sales. Seller shall have complied with all applicable bulk sales laws and received all applicable tax and other clearances from the State of Illinois in order to engage in the transactions contemplated by this Agreement.

          (j) Subsidiaries. Seller shall have delivered an executed stock power effectively transferring all shares of equity securities of all subsidiaries of Seller to the Buyer and shall have delivered the minute books and all corporate records of all such subsidiaries.

          (k) Other Actions. All actions to be taken by Seller in connection with the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Buyer and its counsel.

     6.4. ADDITIONAL CONDITIONS TO THE SELLING PARTIES' OBLIGATIONS UNDER THIS AGREEMENT. In addition to the conditions set forth in Section 6.2 above, the obligation of the Selling Parties to close the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a) Representations and Covenants. The representations and warranties of Buyer and TearDrop contained in this Agreement shall be true and complete in all material respects, except for changes in the ordinary course of business and as contemplated by this Agreement, on and as of the Closing Date with the same force and effect as though made on and as of such date. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to such date, and Buyer and TearDrop shall have delivered to Seller a certificate dated such date to the foregoing effect.

          (b) Corporate Approval. The execution and delivery of this Agreement by Buyer and TearDrop, and the performance of their covenants and obligations hereunder, shall have been duly authorized by all necessary corporate action, and Seller shall have received copies of all resolutions of directors and shareholders pertaining to that authorization, certified by the Secretary of Buyer and TearDrop.

          (c) Delivery of Purchase Consideration. Buyer shall have paid, by or wire transfer, component (A) of the Purchase Price in accordance with
     Section 3.2(a) of this Agreement.

          (d) Resale Certificate. Buyer shall have provided to Seller a resale certificate in respect of the transfer of the Inventory to Buyer pursuant to the sales and use tax law of the State of Illinois.

          (e) Opinion of Counsel. Seller shall have received the favorable opinion of Crummy, Del Deo, Dolan, Griffinger & Vecchione, P.C., counsel to Buyer and TearDrop, in the form attached hereto as Exhibit H.

                                   ARTICLE VII

                          COVENANTS OF SELLING PARTIES

     Selling Parties covenant and agree to comply with the following:

     7.1. ACCESS TO INFORMATION AND RECORDS.

     (a) During the period from the date hereof to the Closing Date, Selling Parties shall give Buyer, its counsel, accountants and other authorized representatives, reasonable access during normal business hours to all of Seller's properties, books, records, contracts and other documents and, with the prior consent of Seller (which shall not be unreasonably withheld), to the salaried personnel of Seller; and Seller shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Seller as Buyer may reasonably request.

     (b) Any investigation conducted by Buyer pursuant to this Section 7.1 shall be so conducted as not to interfere unreasonably with the business operations of Seller and the relationships of Seller with its employees, customers and suppliers. No such investigation by Buyer shall affect or be deemed to modify any representation or warranty made by the Selling Parties.

      7.2. CONDUCT OF BUSINESS PENDING CLOSING. Selling Parties agree that from the date hereof until the Closing Date, except as otherwise approved in writing by Buyer:

          (a) Maintain Business and Organization. Each of Seller and RAM UK will carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, will use its reasonable best efforts to maintain and preserve its business organization intact and to maintain its current relationships with Distributors and other customers, suppliers, employees and others having business relationships with Seller and RAM UK.

          (b) Compensation. Neither Seller nor RAM UK will (i) enter into any employment or severance agreement with any director, officer or other employee of Seller or RAM UK; (ii) establish, adopt, enter into or make any new grants or awards under, or amend, any collective bargaining, bonus, profit sharing, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except to comply with ERISA, the Code and the collective bargaining agreement currently in effect; or (iii) give any increases in the rates of salary or other compensation payable to employees.

          (c) No Material Contracts. No contract or commitment will be entered into, and no purchase of supplies and no sale of assets (real, personal, or mixed, tangible or intangible) will be made by or on behalf of the Seller or RAM UK, except (i) contracts or commitments for the purchase of Inventory made in the ordinary course of business consistent with past practice, (ii) contracts or commitments for the sale of Inventory in the ordinary course of business consistent with past practice, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business consistent with past practice which are not material to Seller.

          (d) Capital Expenditures. Neither Seller nor RAM UK will make any capital expenditures or commitments therefor, for additions to property, plant or equipment in connection with or for use in the Business, or agree to make any such expenditures or commitments, except pursuant to existing expenditure or commitment programs in a manner consistent with the performance of such programs to date.

          (e) Issuance of Stock. Neither Seller nor RAM UK will grant any stock options or other rights to acquire the stock of Seller or RAM UK and will not issue or in any way dispose of any shares of Seller's stock or the stock of RAM UK.

          (f) No Corporate Changes. Neither Seller or RAM UK will amend its Organizational Documents or make any changes in its authorized or issued capital stock.

          (g) Indebtedness. Neither Seller nor RAM UK will create any indebtedness, other than short-term indebtedness incurred in the ordinary course of business consistent with past practices pursuant to existing contracts disclosed in Schedule 4.18.

          (h) Maintenance of Insurance. Each of Seller will use its best efforts, consistent with past practice and prudent business judgment, to maintain all of the insurance held by Seller and RAM UK in effect as of the date hereof.

          (i) Maintenance of Property. Each of Seller and RAM UK will use, operate, maintain and repair all property of the Seller and RAM UK in a normal business manner consistent with past practice.

          (j) Loans and Advances. Neither Seller nor RAM UK will make any loan or advance to any Person, including, without limitation, any officer, director or employee of Seller or RAM UK.

          (k) No Negotiations. Selling Parties will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, or commence or conduct presently ongoing negotiations with any other party, or enter into any agreement with any other Person concerning the sale of Seller or its assets or business, or any part thereof (an "Acquisition Proposal"); and Seller shall promptly notify Buyer of the receipt of any Acquisition Proposal.

     7.3. CONSENTS. Each Selling Party will use its reasonable best efforts prior to the Closing Date to obtain all consents identified in Schedule 4.2 necessary for the consummation of the transactions contemplated hereby.

     7.4. SCHEDULES. Selling Parties shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter arising or discovered after the date of execution of this Agreement, which matter, if existing or known at the date hereof, would have been required to be set forth or described in any Schedule to this Agreement.

     7.5 OBLIGATIONS AFTER THE CLOSING. Selling Parties agree that, following the Closing Date:

          (a) Access to Records. From and after the Closing, Selling Parties shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Selling Parties as Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

          (b) Nonsolicitation of Employees. None of the Selling Parties shall, prior to the third anniversary of the Closing, retain as an employee, consultant or otherwise, or hire or offer employment to, any person whom Buyer or any direct or indirect subsidiary of Buyer engages as an employee, consultant or otherwise at the closing.

          (c) Change of Name. Seller will change its corporate name immediately upon the Closing.

          (d) Restrictions on Sale of Stock. Selling Parties agree that for the period beginning on the Closing Date and ending 120 days thereafter, Selling Parties will not directly or indirectly sell, hypothecate, pledge or otherwise transfer the Stock.

          (e) Financial Statements. Sellers shall cooperate with Buyer in connection with the preparation of audited financial statements of the Business that are required to be included in Buyer's filing on Form 8-K and Form 10-K under the Securities Exchange Act of 1934 or any Registration Statement or post-effective amendment to a Registration Statement, prior to the expiration of applicable time periods for which such filings must be made. Seller shall use its reasonable best efforts to cause all work that Wolf & Co. has done to date relating to the periods prior to the Closing Date on Seller's behalf to be provided to Buyer for its and its accountant's use at no cost to Buyer. Buyer and Selling Parties shall each be responsible for one-half of any additional accounting fees incurred in connection with the preparation of such additional audited financial statements.

          (f) Location of Assets. Prior to the closing, Selling Parties shall generally identify to Buyer where the Assets are located.

          (g) Delivery Escrow. With respect to Ram products ordered from vendors located outside of the United States, based on Seller's current inventory and sales forecast, which has been previously delivered to Buyer, Seller guarantees (subject to the terms of this Section) to Buyer that the dollar amount of such inventory that is necessary to satisfy 75% of the forecasted sales for April 1998, will be delivered to the Buyer no later than March 19, 1998. The following procedures will be followed in this process:
     Promptly after receipt of requests from either C. Ronald Schram or Lou Pardini (the "Seller's Representatives"), Buyer will place the requested orders with vendors designated by the Seller's Representatives which vendors are the vendors that have been used in the last six months to satisfy the requirements for the Seller. The order and delivery process will follow the procedures previously followed by Seller, including such matters as inspection, quality standards, tooling and designs utilized, shipping practices and similar matters. Buyer will promptly pay the vendors in accordance with normal commercial practices no less favorable than those that have been available to the Seller during the last six months. If Buyer places other casting orders with such vendors (unless Buyer previously utilized such vendors, and then only to the extent of previous quantities as to such practices) which result in the delay of the shipments under this Section and the order would have otherwise been delivered by March 19, 1998, then the guarantee will be deemed to have been satisfied. In consideration of the above, 100,000 shares of Common Stock due to Seller, will be held in escrow by the Escrow Agent under the terms of the Delivery Escrow Agreement attached as Exhibit A.

                                  ARTICLE VIII

                    COVENANTS OF BUYER AND PARENT CORPORATION

     8.1. ZEBRA INSERT PUTTER. It is understood under the terms of this Agreement and the Ancilliary Agreements that for a period commencing on the Closing Date and ending on June 30, 1998, Seller will market and sell under the Ram and Zebra trademarks using the patented technology contained in patents assigned to Buyer, the trademarks and patents as set forth more fully in
Schedule 8.1, for putters using insert technology that are excluded assets hereunder for the purposes of filling orders and selling the Zebra Insert Putters in the ordinary course of business through June 30, 1998. In doing so, Buyer agrees that it will not assert its intellectual property rights, with respect to the trademarks and patents listed in Schedule 8.1, against Seller during such period as long as the use of the trademarks and patented technology by the Seller is for the aforementioned period and express purposes set forth in this section. When using the trademarks, Buyer agrees to undertake and comply substantially with all laws pertaining to the trademarks in force in the jurisdiction of use, including but not limited to marking requirements. During the subject period, Buyer will monitor the quality of the goods produced by Seller under the trademarks to ensure compliance with acceptable quality standards to be determined unilaterally by Buyer but subject to the following sentence. Buyer agrees that if the same quality of Zebra Insert Putter products shown to exist during the three months prior to the Closing Date is maintained, Seller shall meet and satisfy Buyer's quality control standards in all respects. Notwithstanding the foregoing, if the quality of the goods sold by Seller varies materially from those quality control standards demonstrated to be acceptable to Buyer, then Buyer shall have the right, upon notice to the Seller, to immediately terminate the covenant granted under this section. Buyer shall further have the right to immediately terminate this covenant, upon notice to the Seller, in the event that Seller becomes or is declared insolvent or bankrupt, whether voluntarily or involuntarily, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations. Seller shall have no right to license, sub-license or transfer in any manner its ability to use the trademarks or technology as set forth in this section. The parties to this Agreement acknowledge Buyer's exclusive right, title and interest in and to the trademarks and patents listed in Schedule 8.1 and any registrations that have issued or may issue thereon. The covenant set forth in this section does not constitute any party the agent of another, nor create a partnership or joint venture between the parties, and Seller shall have no power to obligate or bind the Buyer with respect to the trademarks and patents listed in Schedule 8.1. Nothing herein shall be deemed to grant a license to the Seller to use any of the trade names or trademarks transferred to the Buyer for any purpose, particularly in the name of any successor business entity to the Seller. The Buyer agrees that at any time that it uses the trademarks referred to above, whether in advertising, sales, marketing or any other manner that it will display clearly and prominantly the name of its corporation which will not contain the words "Ram" or "Zebra" and that it will clearly indicate that it is not related to or affilited with the Buyer or any Affiliate of the Buyer.

     8.2. SELLER'S EMPLOYEES. Within 60 days after the Closing, Buyer will notify Seller as to which employees of Seller, if any, it proposes to offer employment. During such 60 day period, Seller shall make available to Buyer the services of all of its employees. Buyer shall reimburse Seller for all costs relating to the employment of such employees other than those Buyer designates specifically in writing and those employees who are engaged at all in the business of manufacturing, marketing or distributing insert technology putters designated by Buyers during such period, excluding any accrued but unpaid expenses, including but not limited to, vacation pay, any costs, relating to insurance, reimbursement or benefits plans that are in excess of the average costs of such items during the six months prior to Closing and any termination expenses. Any employees hired by Buyer or TearDrop will be allowed, to the fullest extent permissable under law and under its plans, to participate in all employee benefit plans available to employees of Buyer or TearDrop,in accordance with the terms of such plans. Any such offers will be made promptly after the Closing, will count the employee's service with Seller as service with Buyer for purposes of eligibility or vesting under benefit plans, will accept preexisting medical conditions for purposes of medical insurance and will honor Seller's prior accrued vacation commitments.

     8.3 COOPERATION IN COLLECTION OF SELLER'S ACCOUNTS RECEIVABLE. Buyer and TearDrop agree to cooperate, as reasonably requested by Seller and without charge, in the collection by Seller of its accounts receivable outstanding on the Closing Date and not sold by Seller. Such cooperation may include assistance from appropriate former Seller employees, if hired by Buyer, provided it does not materially interfere with their other duties.

     8.4 POST CLOSING RENTAL. The Seller shall grant access to the Buyer to use the facilities currently used by the Seller through February 28, 1998 at no cost to the Buyer (unless the facilities are sold). If the facilities are sold, the Seller will split the costs relating to the facilities evenly with Buyer after such sale. Buyer may vacate the premises at any time, after which time, it will have no obligation to Seller or the owner of the premises. Any sale by the Selling Parties of the premises, shall be subject to the right of Buyer to occupy the premises under this Agreement. Buyer shall have all rights of a tenant hereunder including but not limited to full and complete access and quite enjoyment of the premises. The area to be occupied by Buyer shall be clearly marked and delineated and Seller shall refrain from making use of or storing any of Seller's possessions in any of such areas.

     8.5 ACCESS TO RECORDS; FURTHER COOPERATION. Buyer shall maintain and make Seller and its agents any and all records or other information necessary for Seller to file tax returns, respond to governmental and employee inquiries, defend claims and liabilities, collect of accounts receivable and repair or replace returned products.

     8.6 TOM WATSON AGREEMENT. The Buyer will take no action that will cause a breach by the Company of the Agreement between the Seller and Tom Watson dated July 3, 1997 listed on Schedule 4.18(a).

     8.7 RETURN OF EXCLUDED TOOLING, FIXTURES AND EQUIPMENT. On the sooner of such time that the Seller leases to manufacture putters using insert technology or December 31, 1998, Seller will return to Buyer, in good working order, all Equipment, tooling and fixtures listed on Schedule 2.1. Seller will cooperate with Buyer in taking such action as Buyer deems necessary to provide notice to all third parties with respect to its rights hereunder.

     8.8 RETURNED INVENTORY. For a period of 12 months from the Closing, Buyer will purchase from Seller any merchandise sold to third parties prior to the Closing and returned to Seller, at a price equal to the current pricing schedule in effect less 15%. The aforementioned shall only apply to such merchandise that is offered for sale by the Buyer at the time that it is offered to the Buyer by the Seller and is in a condition so that it may be resold as new merchandise. Buyer shall not be required to purchase from Seller more than $200,000 in merchandise pursuant to this provision. Any returned merchandise that is rejected by the Buyer because it is no longer sold by the Buyer may be resold by the Seller without regard to the non-competition agreement attached as Exhibit C.

     8.9 BOOTH. Seller shall and hereby does assign to Buyer the right to occupy the trade show booth reserved in the name of the Seller at the Orlando PGA of America Trade Show to be held in January 1998. Seller shall have the right to use a portion of Buyer's display booth of between 300 and 400 square feet for no cost. Such space may only be used by Seller to promote its insert putter lines. The Seller's display booth shall be prominantly separated from the Buyer's booth.

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

                                   ARTICLE IX

                                   TERMINATION

     9.1. TERMINATION EVENTS. This Agreement may be terminated as follows:

          (a) by either Buyer or Seller if any representation or warranty of the other party is or becomes untrue or breached in any material respect and such breach has not been waived;

          (b) (i) by Buyer if any of the conditions in Sections 6.2 and 6.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 6.2 and 6.4 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

          (c) by mutual consent of Buyer and Seller; or

          (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1997, or such later date as the parties may agree upon.

     9.2. EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to Section 8.1(a) due to the intentional breach of a representation, warranty, covenant or condition by the breaching party, then the non-breaching party shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and other privileges available at law or in equity. In the event that this Agreement is terminated for any other reason, then no party shall have any right to pursue, exercise or enforce any remedy.

                                    ARTICLE X

                            INDEMNIFICATION; REMEDIES

     10.1. INDEMNIFICATION BY SELLING PARTIES. The Selling Parties shall defend, indemnify and hold harmless Buyer and each of Buyer's Affiliates, employees, successors and assigns (Buyer and such persons, collectively, "Buyer's Indemnified Persons"), and shall reimburse Buyer's Indemnified Persons, for, from and against each and every demand, claim, loss (which shall include any diminution in value), liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") imposed on or incurred by Buyer's Indemnified Persons, directly or

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

indirectly, relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty in any respect, whether or not Buyer's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Selling Parties under this Agreement, the Schedules hereto or any certificate or other document delivered or to be delivered pursuant hereto; (b) any breach by a Selling Party of any covenant or obligation of such Selling Party under this Agreement; (c) any product shipped or manufactured by Seller prior to the Closing Date; (d) any liability of the Seller not assumed under Section 3.4 including, but not limited to, any liabilities relating to legal proceedings either pending at the time of the Closing or relating to actions of the Selling Parties that occurred prior to the Closing; (e) any Tax liability incurred by Selling Parties as a result of the transactions contemplated by this Agreement or as a result of a breach of the representations and warranties of Selling Parties in Section 4.9; (f) any claim by any Person for a brokerage or finder's fee based upon any arrangement allegedly made by such Person with a Selling Party; and (g) any claim arising under Environmental Law and/or events, acts or omissions which occur prior to the Closing, provided, however, that the Selling Parties shall have no liability under this Section 10.1 unless and until the aggregate of all Losses exceeds $50,000 (the "Buyer's Minimum Amount"), in which event the Selling Parties shall be liable for the aggregate of all Losses in excess of $50,000. In no event shall the aggregate indemnification by the Selling Parties exceed the amount of $5,499,257, provided, however, that the limitation shall not apply to liabilities pursuant to subparagraphs (d), (e) above or matters related to the Environment.

     10.2. INDEMNIFICATION BY BUYER. Buyer shall defend, indemnify and hold harmless the Selling Parties, their Affiliates and successors and assigns (the Selling Parties and such persons, collectively, "Sellers' Indemnified Persons"), and shall reimburse Sellers' Indemnified Persons, for, from and against all Losses imposed on or incurred by Sellers' Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty in any respect, whether or not Seller's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any certificate or other document delivered or to be delivered pursuant hereto; (b) any liabilities of Seller expressly assumed by Buyer under the terms of Section 3.4 and 3.5 of this Agreement and (c) any products sold by Buyer following the Closing Date.

     10.3. NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. If any action, claim or proceeding shall be brought or asserted under this Article IX against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article IX from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both

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


the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume to the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article IX to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any action or claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding. As a condition to asserting any rights under this Article IX each Buyer's Indemnified Person must appoint Buyer, and Seller's Indemnified Person must appoint the Shareholder, as its sole agent for all matters relating to any claim hereunder.

     10.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and obligations in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement will survive for a period of one year following the Closing. The rights to indemnification or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1. EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

     11.2. PUBLICITY. Prior to the Closing Date, no publicity, press release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by both Buyer and Seller. Following the Closing, all parties announcements shall be made exclusively by Buyer. However, for a period of 30 days after the Closing, Buyer will provide advance copies of any such releases to Seller.

     11.3. NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, or telecopied or if mailed, two days after the date of mailing, as follows (or to such other address as any party may from time to time specify in writing pursuant to the notice provisions hereof):

              (i) if to the Selling Parties to:

                  James R. Hansberger
                  809 Red Stable Way
                  Oakbrook, Illinois

                  Telephone:
                  Fax:

                  with a copy to:
                  James, Day, Reaves & Pogue
                  77 West Wacker
                  Chicago, Illinois 60601
                  Attention:  Douglas H. Walter
                  Telephone:  312-782-3939
                  Fax:  312-782-8585

                  if to Buyer to:

                  TearDrop RAM Golf Company
                  1080 Lousons Road
                  Union, New Jersey 07083

                  Attention:  Rudy Slucker, President
                  Telephone: 800-829-7888
                  Fax: (908) 688-5444

                  with a copy to:

                  Crummy, Del Deo, Dolan, Griffinger & Vecchione, P.C. One Riverfront Plaza
                  Newark, New Jersey 07102-5497
                  Attention:  Jeffrey A. Baumel, Esq.
                  Telephone:  (973) 596-4500
                  Fax:  (973) 596-0545

     11.4. ENTIRE AGREEMENT. This Agreement (including all Exhibits and the Schedules hereto and all agreements or covenants therein) contained the entire agreement among the parties with respect to the sale and transfer of the Assets to Buyer, and all transactions related thereto, and supersedes all prior agreements or understandings, written or oral, with respect thereto.

     11.5. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by all parties or, in the case of a waiver, signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     11.6. EXPENSES. Except as provided in Section 3.3, all expenses (including, without limitation, legal fees and expenses, fees of brokers and advisors and investment bankers and fees and expenses of accountants) incurred in connection with the transactions contemplated hereby will be borne by the party incurring such expenses.

     11.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

     11.8. ASSIGNMENT. This Agreement is not assignable except by operation of law; provided, however, Buyer may assign this Agreement to TearDrop or a wholly-owned subsidiary of TearDrop. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

     11.9. VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neither singular or plural, as the identity of the person or persons may require.

     11.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties by duly authorized representatives, on the date first above written.

                                    TEARDROP RAM GOLF COMPANY


                                    By: /s/ RUDY A. SLUCKER
                                       -----------------------------------
                                       Name:  Rudy A. Slucker
                                       Title: President


                                    TEARDROP GOLF COMPANY


                                    By: /s/ RUDY A. SLUCKER
                                       ------------------------------------
                                       Name:  Rudy A. Slucker
                                       Title: President


                                    RAM GOLF CORPORATION


                                    By: /s/ JAMES R. HANSBERGER
                                       ------------------------------------
                                       Name:  James R. Hansberger
                                       Title: President


                                    RAM GOLF UK, LTD.


                                    By: /s/ JAMES R. HANSBERGER
                                       -------------------------------------
                                       Name:  James R. Hansberger
                                       Title: President


                                    By: /s/ JAMES R. HANSBERGER
                                       -------------------------------------
                                       Name:  James R. Hansberger